EXHIBIT 10.4

LICENSE PURCHASE AGREEMENT by and among T-MOBILE USA, INC., T-MOBILE LICENSE LLC, T-MOBILE US, INC., COMCAST OTR1, LLC, and COMCAST CORPORATION Dated as of September 12, 2023

TABLE OF CONTENTS

- i -

Schedules, Annexes, Exhibits

Schedule A    –    Licenses
Schedule B    –    “Burdensome Condition”
Schedule C    –    Certain Principles for Closings and FCC Application Filings
Schedule D    –    Certain Rights and Obligations Relating to Other Spectrum Transactions
Schedule E    –    Certain License Transfers
Annex 1    –    T-Mobile Existing Spectrum Transactions
Exhibit A    –    Form of Instrument of Assignment

Disclosure Schedules
- ii -

EXHIBIT 10.4
LICENSE PURCHASE AGREEMENT
THIS LICENSE PURCHASE AGREEMENT (this “Agreement”), dated as of September 12, 2023, is entered into by and among (i) T-MOBILE USA, INC., a Delaware corporation (“T-Mobile”), (ii) T-MOBILE LICENSE LLC, a Delaware limited liability company (“T-Mobile License” and collectively with T-Mobile, the “T-Mobile Parties”), (iii) T-Mobile US, Inc., a Delaware corporation (solely for the purposes of Section 9.13) (“Guarantor”), (iv) COMCAST OTR1, LLC, a Delaware limited liability company (“Comcast License”), and (v) COMCAST CORPORATION, a Pennsylvania corporation (“Comcast” and collectively with Comcast License, the “Comcast Parties”). Each T-Mobile Party and each Comcast Party is a “Party,” and the T-Mobile Parties and the Comcast Parties collectively are the “Parties”; provided that, as the context requires (i.e., when the applicable provision describes a two-party relationship or interaction), the T-Mobile Parties, collectively, shall be deemed to be a single Party and Comcast Parties shall be deemed to be the other Party.
WHEREAS, Comcast License holds the 600 MHz licenses granted by the FCC that are identified in Schedule A (the “Licenses”);
WHEREAS, concurrently with the execution and delivery of this Agreement, the Parties are entering into a Long-Term Spectrum Manager Lease Agreement pursuant to which Comcast License will lease the Licenses to T-Mobile License pursuant to the terms and subject to the conditions thereof (the “Lease”); and
WHEREAS, Comcast License wishes to sell, and T-Mobile License wishes to purchase, the Licenses in the manner and subject to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS
As used in this Agreement, the following terms shall have the meanings set forth or referenced below:
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise. Affiliates of Comcast and T-Mobile include only entities that are controlled Affiliates of the respective Party (or, in the case of T-Mobile, Guarantor).
“Agreement” means this Agreement and all Exhibits and Schedules hereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Applicable Prepaid Lease Amount” means, with respect to the Licenses subject to a Closing, any amount prepaid by the T-Mobile Parties or their Affiliates under the Lease for a quarterly period that commences prior to the applicable Closing Date and ends after such Closing Date to the extent attributable to such Licenses for the period from and including the Closing Date through the end of such quarterly period (which amount shall be calculated by prorating such quarterly payment amount for the number of days in such period from and including the Closing Date through the end of such quarterly period relative to the total number of days in such quarterly period).
“Applicable Purchase Price” has the meaning set forth in Section 2.1(b).
“Assumed Liabilities” has the meaning set forth in Section 2.2.
“Attributed Affiliate” means T-Mobile’s Affiliates, any other Person in which T-Mobile or its Affiliates holds an attributable interest pursuant to 47 C.F.R. § 20.22(b) or any successor regulation and any other Person that holds such an attributable interest in T-Mobile or its Affiliates.
“Burdensome Condition” has the meaning set forth in Schedule B.
“Business Day” means any day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open for business in the county of New York, State of New York.
“Claim Notice” has the meaning set forth in Section 8.4(a).
“Closing” has the meaning set forth in Section 2.3(a).
“Closing Date” has the meaning set forth in Section 2.3(a).
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Comcast” has the meaning set forth in the preamble.
“Comcast License” has the meaning set forth in the preamble.
“Comcast Parties” has the meaning set forth in the preamble.
“Disclosure Schedules” has the meaning set forth in Article 3.
“DOJ” means the United States Department of Justice.
“End Date” has the meaning set forth in Section 7(a)(iv).
“FCC” means the Federal Communications Commission, including any of its Bureaus operating on delegated authority, or any successor entity thereto.
“FCC Application” has the meaning set forth in Section 5.4(a).
“FCC Consent” means, with respect to one or more of the Licenses, the requisite consent of the FCC to permit the assignment by Comcast License to T-Mobile License (or, subject to Section 9.1, another Affiliate of T-Mobile designated by T-Mobile) of such Licenses.

“FCC Order” means a written action or order by the FCC or any of its bureaus.
“FCC Rules” means the rules, regulations and orders of the FCC.

“Final Order” means an action or decision that has been granted by the FCC as to which (a) no request for a stay or similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by statute or regulation has passed, (b) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (c) the FCC does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed and (d) no appeal is pending including other administrative or judicial review, or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.
“Final Order Condition” has the meaning set forth in Section 6.1(a).
“FTC” means the United States Federal Trade Commission or any successor entity thereto.
“Fundamental Representations” has the meaning set forth in Section 8.1.
“Governmental Authority” means a federal, state or local court, legislature, governmental agency, commission or regulatory or administrative authority or instrumentality.
“Guaranteed Obligations” has the meaning set forth in Section 9.13.
“Guarantor” has the meaning set forth in the preamble.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.
“HSR Notice” has the meaning set forth in Section 5.4(b).
“Indemnified Party” has the meaning set forth in Section 8.2(a).
“Indemnifying Party” has the meaning set forth in Section 8.2(a).
“Initial Lease Commencement Date” has the meaning set forth in the Lease.
“Instrument of Assignment” has the meaning set forth in Section 2.3(b).
“Knowledge” means (a) in the case of the Comcast Parties, the actual knowledge, after reasonable inquiry, of the employees of Comcast Corporation holding the titles of Senior Vice President, Wireless Strategy & Development (as of the date hereof, Tom Nagel); Vice President, Wireless Partnerships & Development (as of the date hereof, Justin Markle); Corporate Executive Vice President, Legal Regulatory Affairs, and Senior Deputy General Counsel (as of the date hereof, Frank Buono) and Vice President, Regulatory Affairs (as of the date hereof, Brian Josef) or, for purposes of Closing if such titles no longer exist at Closing, equivalent employees of Comcast Corporation who have the same or substantially similar responsibilities with respect to Comcast’s spectrum business; and (b) in the case of the T-Mobile Parties, the actual knowledge, after reasonable inquiry, of the employees of T-Mobile holding the titles of

SVP, Corporate Development and Roaming (as of the date hereof, Dirk Mosa); Director, Corporate Development (as of the date hereof, Scott Sundblad), EVP and General Counsel (as of the date hereof, Mark Nelson) and SVP, Government Affairs (as of the date hereof, Kathleen Ham) or, for purposes of Closing if such titles no longer exist at Closing, equivalent employees of T-Mobile who have the same or substantially similar responsibilities with respect to T-Mobile’s spectrum business.
“Law” means applicable common law and any statute, ordinance, code or other law, rule, permit, permit condition, regulation, order, decree, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied, issued or followed by any Governmental Authority.
“Lease” has the meaning set forth in the recitals.
“Liabilities” means any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, of any kind or nature whatsoever, whether fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, contingent or otherwise.
“Licenses” has the meaning set forth in the recitals.
“Lien” means any mortgage, lien, pledge, charge, security interest, easement, conditional sales contract, reversionary interest, transfer restriction, right of first refusal, voting trust agreement, preemptive right or other adverse claim or defect of title (in each case, other than (a) transfer restrictions and generally applicable Liens under the FCC Rules, (b) with respect to any License, any Liens routinely imposed in conjunction with FCC licenses of a similar type or (c) any Lien imposed in connection with the consummation of the transactions contemplated hereby or otherwise as a result of actions taken by T-Mobile or any of its Affiliates).
“Losses” has the meaning set forth in Section 8.2(a).
“Low-Band Licenses” means licenses granted by the FCC below 1 GHz.
“NDA” has the meaning set forth in Section 5.2(a).
“Non-Transferred Comcast License” means a License with respect to which a Closing has not occurred.
“Part 1 License” has the meaning set forth in Section 2.1(c).
“Person” has the meaning set forth in Section 9.8.
“Requisite Part 1 Initial Closing Licenses” means Part 1 Licenses that result in a quotient of at least seventy-five percent (75%) with respect to the following: (a) the sum of the POPs, as set forth on Exhibit A, attributable to (i) the Part 1 Licenses that would be subject to the first Closing that includes Part 1 Licenses (other than a Closing pursuant to Schedule D), (ii) the Part 1 Licenses for which a Closing has occurred pursuant to Schedule D and (iii) any former Part 1 Licenses that have ceased to be Part 1 Licenses pursuant to Section 2.1(c) or as a result of Comcast validly terminating this Agreement with respect to such Part 1 Licenses pursuant to Section 7.1(a)(iv); divided by (b) the sum of the POPs, as set forth on Exhibit A, attributable to all of the Part 1 Licenses set forth on Schedule A, regardless of whether this Agreement remains in effect with respect to such Part 1 Licenses. For the avoidance of doubt, (x) clause (a) above excludes any former Part 1 Licenses with respect to which this Agreement has been terminated pursuant to any provision of Section 7.1 other than Section 7.1(a)(iv) or Section 7.1(a)(vii) and (y) the POPs set forth on Exhibit A shall not be updated after the date of this Agreement.
“Solicitation” has the meaning set forth in Section 5.3(b)(i).
“Target Closing Date” has the meaning set forth in Section 2.3(a).
“Taxes” means any taxes, duties, assessments, fees, levies, or similar governmental charges, together with any interest, penalties, and additions to tax, imposed by any taxing authority, wherever located (i.e., whether federal, state, local, municipal, or foreign), including all net income, gross income, gross receipts, net receipts, sales, use, transfer, franchise, privilege, profits, social security, disability, withholding, payroll, unemployment, employment, excise, severance, property, windfall profits, value added, ad valorem, occupation, or any other similar governmental charge or imposition.
“T-Mobile” has the meaning set forth in the preamble.
“T-Mobile License” has the meaning set forth in the preamble.
“T-Mobile Parties” has the meaning set forth in the preamble.
“Transaction Documents” means this Agreement, the Lease and all other agreements, documents and instruments required to be delivered by any Party or its designee to any other Party or its designee in accordance with the provisions of this Agreement or the Lease.
ARTICLE 2
PURCHASE AND SALE OF LICENSES
Section 2.1Purchase and Sale of Licenses
(a)At each Closing, Comcast License shall grant, sell, convey, assign, transfer and deliver to T-Mobile License (or, subject to Section 9.1, another Affiliate of T-Mobile designated by T-Mobile), free and clear of all Liens, and T-Mobile License shall purchase (or, subject to Section 9.1, cause the applicable Affiliate of T-Mobile to purchase) from Comcast License, all right, title and interest of Comcast License in and to the Licenses subject to such Closing.
(b)At each Closing, subject to Schedule D, in consideration for the grant, sale, conveyance, assignment, transfer and delivery of the Licenses subject to such Closing in accordance with Section 2.1, T-Mobile License shall pay or cause to be paid an aggregate amount equal to (i) the sum of the amounts set forth in the “Purchase Price Allocation” column on Schedule A for the Licenses subject to such Closing, minus (ii) the Applicable Prepaid Lease Amount (the “Applicable Purchase Price”), in each case, by wire transfer of immediately available funds to such account(s) as Comcast License shall designate no later than three (3) Business Days prior to the applicable Closing Date. The maximum aggregate purchase price for all of the Licenses is $3,275,102,752, which, for the avoidance of doubt, is the sum of all of the amounts set forth in the “Purchase Price Allocation” column on Schedule A for all of the Licenses.
(c)Notwithstanding anything to the contrary in this Agreement, immediately upon Comcast License’s delivery of a notice of termination of the Lease with respect to one or more Licenses set forth on Part 1A or Part 1B of Schedule A (each, a “Part 1 License”) pursuant to Section 7(d)(iii) of the Lease (without regard to when such termination of the Lease may be effective), each such Part 1 License shall automatically be removed from Schedule A and shall cease to be a “License” for all purposes of this Agreement (including that it will not be transferred hereunder and no portion of the Applicable Purchase Price will be paid with respect thereto). For the avoidance of doubt, only the Part 1 Licenses shall be subject to removal as provided in this Section 2.1(c).
Section 2.2No Assumption of Liabilities
THIS IS A PURCHASE AND SALE OF ASSETS AND THE T-MOBILE PARTIES SHALL NOT ASSUME, BE BOUND BY OR RESPONSIBLE FOR, OR BE DEEMED TO HAVE ASSUMED, BECOME BOUND BY OR RESPONSIBLE FOR, UNDER THIS AGREEMENT OR BY REASON OF THE TRANSACTIONS CONTEMPLATED HEREBY, ANY LIABILITIES OF EITHER COMCAST PARTY OF ANY KIND OR NATURE, KNOWN OR UNKNOWN, CONTINGENT OR OTHERWISE, THAT EXISTED PRIOR TO THE CLOSING, OTHER THAN ANY EXECUTORY OBLIGATIONS (INCLUDING APPLICABLE BUILD-OUT REQUIREMENTS) APPLICABLE TO THE HOLDER OF THE LICENSES (OTHER THAN ANY LIABILITIES WITH RESPECT TO ANY BREACH THEREOF BY A COMCAST PARTY OR ANY OF ITS AFFILIATES PRIOR TO THE APPLICABLE CLOSING). THE T-MOBILE PARTIES SHALL BE LIABLE FOR ALL OF THE LIABILITIES ARISING FROM AND AFTER THE CLOSING OUT OF OR RELATING TO THE OWNERSHIP, OPERATION OR USE OF THE LICENSES AND ANY EXECUTORY OBLIGATIONS (INCLUDING APPLICABLE BUILD-OUT REQUIREMENTS) APPLICABLE TO THE HOLDER OF THE LICENSES (OTHER THAN ANY LIABLIITIES WITH RESPECT TO ANY BREACH THEREOF BY A COMCAST PARTY OR ANY OF ITS AFFILIATES PRIOR TO THE APPLICABLE CLOSING) (SUCH LIABILITIES, THE “ASSUMED LIABILITIES”). NOTHING IN THIS SECTION 2.2 SHALL LIMIT THE LIABILITIES OR OBLIGATIONS OF A PARTY OR ITS AFFILIATES UNDER THE LEASE.
Section 2.3Closings
(a)Except to the extent this Agreement shall have been earlier terminated with respect to such License in accordance with the provisions of this Agreement, the consummation of the transactions contemplated by this Agreement shall occur at one or more Closings (each, a “Closing”), in each case, via electronic document exchange at 10:00 a.m. Eastern time (i) on the date designated by T-Mobile that is not more than five (5) Business Days after the satisfaction or T-Mobile’s waiver in writing of the Final Order Condition with respect to a License (and on not less than three (3) Business Days prior written notice from T-Mobile to Comcast), but subject to the satisfaction or waiver of the conditions set forth in Article 6 with respect to such License; provided that, notwithstanding anything in this Agreement to the contrary, unless T-Mobile and Comcast agree otherwise, except as set forth on Schedule C and Schedule D, (x) in no event shall any Closing with respect to any License occur prior to the date that is the same day of the month as the Initial Lease Commencement Date in the fifty-fourth (54th) month following the Initial Lease Commencement Date (the “Target Closing Date”); provided further that, if no such day exists, the Target Closing Date shall be the last day of such fifty-fourth (54th) month, and (y) in no event shall Comcast be required to consummate any Closing with respect to any Part 1 License unless the first such Closing includes the Requisite Part 1 Initial Closing Licenses, or (ii) at such other time or place as may be agreed upon in writing by T-Mobile and Comcast. The date of each Closing is referred to herein as the “Closing Date” with respect to such Closing.
(b)Subject to the terms and conditions hereof, at each Closing, the applicable Parties shall execute and deliver, with respect to the Licenses subject to such Closing, an instrument of assignment in the form attached hereto as Exhibit A (an “Instrument of Assignment”) and the other certificates and documents required to be delivered at such Closing pursuant to Article 6.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMCAST PARTIES
Except as set forth in the Schedules delivered by the Comcast Parties to the T-Mobile Parties on the date hereof (the “Disclosure Schedules”) or as a result of T-Mobile License’s or its Affiliates’ use or operation of the Licenses (including under the Lease or any emergency special temporary authorization granted by the FCC), each Comcast Party hereby jointly and severally represents and warrants to the T-Mobile Parties as follows:
Section 3.1Organization
Comcast License is a limited liability company, duly formed and validly existing under the laws of the State of Delaware. Comcast is a corporation, duly formed and validly existing under the laws of the Commonwealth of Pennsylvania.
Section 3.2Power and Authority
Such Comcast Party has the requisite power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance by such Comcast Party of this Agreement and all the other Transaction Documents required to be executed and delivered by such Comcast Party in accordance with the provisions of this Agreement have been duly authorized by all necessary action on the part of such Comcast Party. This Agreement has been, and the other Transaction Documents to which such Comcast Party is a party have been, or will be, duly executed and delivered by such Comcast Party.
Section 3.3Enforceability
This Agreement constitutes, and the other Transaction Documents to which such Comcast Party is a party constitute or will constitute, the legal, valid and binding obligations of such Comcast Party, enforceable against such Comcast Party in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws affecting creditors’ rights generally and by general principles of equity.
Section 3.4Non-Contravention
Upon the receipt of the FCC Consent, compliance with any applicable requirements of the HSR Act and the giving of any post-Closing notifications required by the FCC, the execution, delivery and performance by such Comcast Party of this Agreement and the other Transaction Documents to which such Comcast Party is, or will be, a party do not and will not violate or conflict with or result in the breach of any term, condition or provision of, or require the consent of or giving of notice to any other Person under, (a) any Law to which such Comcast Party or any of the Licenses is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority that is applicable to such Comcast Party or any of the Licenses, (c) the governing documents of such Comcast Party, or (d) any material mortgage, indenture, agreement, contract, commitment, lease, plan, license or other instrument, document or understanding, oral or written, to which such Comcast Party is a party or subject, by which such Comcast Party may have rights or by which any of the Licenses may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise materially change the existing rights or obligations of such Comcast Party thereunder.

Section 3.5Compliance With Laws
Such Comcast Party is not in violation in any material respect of any federal, state or local law, ordinance, code, order or governmental rule or regulation that relates to any of the Licenses, including all pertinent aspects of the FCC Rules.
Section 3.6Licenses
(a)Each of the Licenses has been validly issued, is in full force and effect, is validly held by Comcast License and is free and clear of all Liens (except in accordance with the Lease). At the Closing, each of such Licenses will be free and clear of all Liens, other than those routinely imposed in conjunction with FCC licenses of a similar type. Such Comcast Party has not used or granted any of such Licenses or granted any rights therein, except in accordance with the Lease.
(b)Except for the Lease, none of the spectrum covered by the Licenses is subject to any lease or other agreement or arrangement with any third party, including any agreement giving any third party any right to use such spectrum.
(c)There are no existing applications, petitions to deny or complaints or proceedings pending or, to such Comcast Party’s Knowledge, threatened, before the FCC or any other tribunal, Governmental Authority relating to any of the Licenses or which otherwise will or would reasonably be expected to adversely affect any such License, other than proceedings affecting the wireless telecommunications industry or 600 MHz licenses or licensees generally. No Governmental Authority has, to such Comcast Party’s Knowledge, threatened to terminate, fail to renew or suspend any of such Licenses. There are no third-party claims of any kind that have been asserted with respect to any of such Licenses. Such Comcast Party is not in material violation or default and has not received any notice of any claim of material violation or default, with respect to any of such Licenses. No event has occurred with respect to any of such Licenses that permits, or after notice or lapse of time or both would permit, revocation, non-renewal or termination thereof or that will or would reasonably be expected to result in any material violation or default, claim of material violation or default or impairment of the rights of such Comcast Party, as the holder of such Licenses.
(d)Each License is held solely by Comcast License. No shareholder, officer, employee or former employee of such Comcast Party or any Affiliate thereof, or any other Person, holds or has any proprietary, financial or other interest in, or any authority to use, or any other right or claim in or to, any of such Licenses (other than as an equityholder of Comcast or any of its Affiliates).
(e)No amounts (including installment payments consisting of principal and/or interest or late payment fees) are due to the FCC or the United States Department of the Treasury in respect of the Licenses. The consummation of the transactions contemplated hereunder will not entitle the FCC to impose any unjust enrichment penalties pursuant to 47 C.F.R. §1.2111.
(f)Such Comcast Party has no reason to believe that any of the Licenses will not be renewed in the ordinary course. As of the date hereof, such Comcast Party has no Knowledge of any basis for any application, action, petition, objection or other pleading, or for any proceeding with the FCC or any other Governmental Authority, which (i) questions or contests the validity of, or seeks the revocation, forfeiture, non-renewal or suspension of, any such License, (ii) seeks the imposition of any modification or amendment with respect to any such License, (iii) seeks the payment of a fine, sanction, penalty, damages or contribution in connection with the use of any such License, or (iv) in any other way will or would reasonably be expected to adversely affect any such License, other than proceedings affecting the wireless communications industry or 600 MHz licenses or FCC licensees generally.
(g)There are no liabilities of such Comcast Party or any Affiliate thereof (whether matured or unmatured, direct or indirect, or absolute, contingent or otherwise), whether related to, associated with, or attached to, any License or otherwise to which the T-Mobile Parties or any of their Affiliates will be subject from and after the applicable Closing as a result of the consummation of the transactions contemplated hereby or otherwise, other than the Assumed Liabilities.
(h)With respect to each License, (i) all material documents required to be filed at any time by such Comcast Party with the FCC with respect to such License have been timely filed or the time period for such filing has not lapsed, and (ii) all such documents filed since the date that such License was first issued or transferred to Comcast License or any Affiliate thereof are correct in all material respects. None of such Licenses is subject to any conditions other than those appearing on the face of such License and those imposed by the FCC Rules upon the wireless communications services industry generally or upon 600 MHz licenses or licensees generally. There are no obligations to make any payments to the FCC associated with any such License, nor will the consummation of the transactions contemplated hereby entitle the FCC to require any Party or any of its Affiliates to refund to the FCC all or any portion of any bidding credit that Comcast License or any of its past or current Affiliates received from the FCC in connection with any such License.
(i)Comcast License and each Affiliate thereof is in compliance in all material respects with, and is not in violation in any material respect of, any Law applicable to the Licenses to which any of them is subject, including all pertinent aspects of the FCC Rules, including (i) the FCC Rules pertaining to eligibility to hold 600 MHz licenses in general, and such Licenses in particular, and (ii) the FCC Rules restricting foreign ownership of common carrier radio licenses. Comcast License is in material compliance with all terms and conditions of, and all of its obligations under, each such License.
Section 3.7Litigation
Except for proceedings affecting the wireless communications services industry generally or 600 MHz licenses or licensees generally, no litigation, arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to such Comcast Party’s Knowledge, threatened against such Comcast Party or any Affiliate thereof that would reasonably be expected to adversely affect any of the Licenses, or that seeks to enjoin this Agreement or the transactions contemplated hereby or otherwise prevent such Comcast Party from performing its obligations under this Agreement or consummating the transactions contemplated hereby. Neither such Comcast Party nor any Affiliate thereof is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority that adversely affects any of such Licenses or that would reasonably be expected to impair the ability of such Comcast Party to consummate the transactions contemplated by this Agreement.
Section 3.8No Brokers
Such Comcast Party and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the transactions contemplated hereby for which the T-Mobile Parties or any Affiliate thereof could become liable or obligated.

Section 3.9No Other Representations and Warranties
Except for the representations and warranties contained in this Article 3, in the Lease or in any other agreements and documents delivered pursuant to this Agreement or the Lease, (a) the Comcast Parties acknowledge that neither the T-Mobile Parties nor any other Person has made any other express or implied representation or warranty, whether with respect to either T-Mobile Party, the Licenses or otherwise, in connection with the transactions contemplated by this Agreement or the Lease and (b) the Comcast Parties hereby disclaim all reliance on any other representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to the Comcast Parties or their respective Affiliates or representatives (including any opinion, information or advice that may have been or may be provided or made available to the Comcast Parties by any member, manager, director, officer, employee, agent, consultant, or representative of either T-Mobile Party) in connection with the transactions contemplated by this Agreement or the Lease.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE T-MOBILE PARTIES
Each T-Mobile Party jointly and severally hereby represents and warrants to the Comcast Parties as follows:
Section 4.1Organization
T-Mobile License is a limited liability company, duly formed and validly existing under the laws of the State of Delaware. T-Mobile is a corporation, duly formed and validly existing under the laws of the State of Delaware.
Section 4.2Power and Authority
Each T-Mobile Party has the requisite power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance by each T-Mobile Party of this Agreement and all the other Transaction Documents required to be executed and delivered by such T-Mobile Party in accordance with the provisions of this Agreement have been duly authorized by all necessary action on the part of such T-Mobile Party. This Agreement has been, and the other Transaction Documents to which either of the T-Mobile Parties is a party have been, or will be, duly executed and delivered by the applicable T-Mobile Parties.
Section 4.3Enforceability
This Agreement constitutes, and the other Transaction Documents to which either T-Mobile Party is a party constitute or will constitute, the legal, valid and binding obligations of each applicable T-Mobile Party, enforceable against such T-Mobile Party in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws affecting creditors’ rights generally and by general principles of equity.
Section 4.4Non-Contravention
Upon the receipt of the FCC Consent, compliance with any applicable requirements of the HSR Act and the giving of any post-Closing notifications required by the FCC, the execution, delivery and performance by each T-Mobile Party of this Agreement and the other Transaction Documents to which such T-Mobile Party is a party do not and will not violate or conflict with or result in the breach of any term, condition or provision of, or require the consent of or giving of notice to any other Person under, (a) any Law to which either T-Mobile Party is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority that is applicable to either T-Mobile Party, (c) the governing documents of either T-Mobile Party, or (d) any material mortgage, indenture, agreement, contract, commitment, lease, plan, license or other instrument, document or understanding, oral or written, to which either T-Mobile Party is a party or subject, by which either T-Mobile Party may have rights, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise materially change the existing rights or obligations of either T-Mobile Party thereunder.
Section 4.5Litigation
Except for proceedings affecting the wireless communications services industry generally, no litigation, arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to either T-Mobile Party’s Knowledge, threatened against either T-Mobile Party or any Affiliate thereof that seeks to enjoin this Agreement or the transactions contemplated hereby or otherwise prevent either T-Mobile Party from performing its obligations under this Agreement or consummating the transactions contemplated hereby. No T-Mobile Party or any Affiliate thereof is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority that would reasonably be expected to impair the ability of either T-Mobile Party to consummate the transactions contemplated by this Agreement.
Section 4.6Qualification
T-Mobile License is, and any other Affiliate of T-Mobile designated by T-Mobile pursuant to Section 9.1 will be, fully qualified under the Communications Act of 1934, as amended, and the FCC Rules (i) to hold and receive FCC licenses generally, (ii) to hold and receive the Licenses, upon the consummation of the transactions contemplated hereby, and (iii) to be approved as the assignee of the Licenses. T-Mobile License is, and any other Affiliate designated by T-Mobile pursuant to Section 9.1 will be, in material compliance with Section 310(b) of the Communications Act of 1934, as amended, and all FCC Rules promulgated thereunder with respect to alien ownership.
Section 4.7Available Funds
The T-Mobile Parties will have available to them funds sufficient to satisfy, no later than the date they become due, all of the T-Mobile Parties’ payment obligations under Section 2.1(b) and to consummate the transactions contemplated hereby.
Section 4.8No Brokers
No T-Mobile Party, nor agent thereof, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the transactions contemplated hereby for which either Comcast Party or any Affiliate thereof could become liable or obligated.
Section 4.9No Other Representations and Warranties
Except for the representations and warranties contained in this Article 4, in the Lease or in any other agreements and documents delivered pursuant to this Agreement or the Lease, (a) the T-Mobile Parties acknowledge that neither the Comcast Parties nor any other Person has made any other express or implied representation or warranty, whether with respect to either Comcast Party or otherwise, in connection with the transactions contemplated by this Agreement or the Lease and (b) the T-Mobile Parties hereby disclaim all reliance on any other representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to the T-Mobile Parties or their respective Affiliates or representatives (including any opinion, information or advice that may have been or may be provided or made available to the T-Mobile Parties by any member, manager, director, officer, employee, agent, consultant, or representative of either Comcast Party) in connection with the transactions contemplated by this Agreement or the Lease.
ARTICLE 5
COVENANTS AND OTHER AGREEMENTS
Section 5.1Covenants of the T-Mobile Parties and the Comcast Parties Pending the Closing
    From the date hereof until the Closing, each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable and consistent with applicable Law to carry out all of their respective obligations under this Agreement, to cause the conditions of the other Party set forth in Article 6 to be satisfied and to consummate and make effective the transactions contemplated hereby prior to the applicable date set forth in Section 7.1(a)(iv), in each case, subject to Section 5.4(d) and Section 5.4(e).
Section 5.2Confidentiality
(a)The Nondisclosure Agreement, dated August 16, 2023, by and between T-Mobile and Comcast (the “NDA”) shall remain in effect in accordance with its terms, provided that the term of the NDA with respect to Transaction Information will terminate on the date that is two (2) years following the final Closing Date hereunder (or, if earlier, the date that is two (2) years following termination of this Agreement with respect to all remaining Licenses), but in any event no earlier than the termination date set forth in the NDA. Any permitted assignee of the Comcast Parties’ rights and obligations under this Agreement shall sign a joinder to the NDA in a form reasonably satisfactory to T-Mobile.
(b)The Parties acknowledge and agree that the existence of this Agreement, the terms and conditions of this Agreement and the substance of the negotiations between the Parties regarding such terms and conditions constitute “Transaction Information” under the NDA.
(c)Notwithstanding the foregoing or the terms of the NDA, (i) each Party shall have the right to issue a press release regarding the transactions contemplated hereby in the form that has been previously approved by the other Party (such approval not to be unreasonably withheld, delayed or conditioned), and (ii) each Party shall have the right to make disclosure of Transaction Information (as defined under the NDA) with respect to this Agreement or the transactions contemplated hereby to the extent such disclosure is required under applicable Law or the rules and regulations of a stock exchange on which such Party’s securities are traded, provided that the disclosing Party provides the other Party as much opportunity to review and comment in advance on such disclosure as is practicable under the circumstances.

Section 5.3Compliance with Licenses and Lease; Non-Solicitation; Notice of Certain Events
(a)Compliance with Licenses. From the date hereof until the Closing with respect to one or more of the Licenses, (i) each Comcast Party shall use its commercially reasonable efforts to maintain all of its rights and interest in, and the validity of, such Licenses, and shall not, and shall cause its Affiliates not to, engage in any transaction or take any action or omit to take any action with the specific intention of impairing its rights or interest in, or the validity of, such Licenses (provided that the foregoing shall not restrict Comcast’s ability to take any action permitted in accordance with Schedule E), and (ii) such Comcast Party shall promptly provide the T-Mobile Parties with copies of all applications and other correspondence to the FCC and any notices, orders or correspondence received from the FCC to the extent specifically related to such Licenses; provided that, subject to Section 5.4, in no event shall such Comcast Party be obligated to disclose any confidential or commercially sensitive information of Comcast or its Affiliates filed with the FCC by Comcast or its Affiliates pursuant to a protective order issued by the FCC, or subject to a request pursuant to Section 0.459 of the FCC’s rules that such information not be made routinely available for public inspection. Without limiting the foregoing, no Comcast Party shall seek the modification of any such Licenses without the prior written consent of the T-Mobile Parties, provided that no notification to or consent of (written or otherwise) the T-Mobile Parties shall be required for modifications specifically listed in Section 1.929(k)(1-4) of the FCC’s rules, including pro forma assignment or transfers of control, or filed as an “Administrative Update” using FCC Form 601. Each Party shall, and shall cause its applicable Affiliates to, perform its and their respective obligations under the Lease; provided that, in the event of a termination, revocation or other impairment of any of the Licenses resulting from a breach of the Lease by T-Mobile License or any of its Affiliates, the sole and exclusive remedies of Comcast License, its Affiliates and their respective successors and assigns with respect to such breach of the Lease (but, for the avoidance of doubt, not any separate breach of this Agreement) shall be as set forth in Section 11(c) of the Lease (and no separate or additional remedies shall be available pursuant to this Agreement).
(b)Non-Solicitation. Except with respect to any transaction permitted by Schedule E:
(i)prior to the date that is six (6) months after the date hereof each Comcast Party shall not, and shall cause its Affiliates not to, directly or indirectly (including through any of its or their respective officers or other representatives acting at its or their direction), (A) enter into any agreement or (B) solicit inquiries or proposals (including by furnishing non-public information) or initiate or participate in any negotiations or discussions whatsoever (any of the actions described in this clause (B), a “Solicitation”) related to the sale, transfer, assignment or other disposition of any of the Part 1 Licenses; and
(ii)each Comcast Party shall not, and shall cause its Affiliates not to, directly or indirectly (including through any of its or their respective officers or other representatives acting at its or their direction), enter into any agreement or engage in any Solicitation related to the sale, transfer, assignment or other disposition of any of the Licenses (other than the Part 1 Licenses);
provided that this Section 5.3(b) shall terminate with respect to a License upon termination of this Agreement in accordance with the provisions of Section 7.1 with respect to such License.
(c)Notice of Certain Events. Each Party shall promptly notify the other in writing (i) of any action, suit or proceeding that shall be instituted or threatened against such Party to restrain, prohibit or otherwise challenge the legality of any transactions contemplated by this

Agreement, and (ii) if such Party acquires knowledge of any development that would reasonably be expected to result in the failure of any of the conditions set forth in Article 6. No disclosure by either Party pursuant to this Section 5.3(c), however, shall be deemed to amend or supplement this Agreement or to prevent or cure any misrepresentation by such Party herein, including that each such disclosure shall be disregarded for purposes of Article 6 and Article 8.
Section 5.4Governmental Filings
(a)The Parties shall file with the FCC all applications necessary to obtain the FCC Consents (the “FCC Applications”). The Parties shall use their respective commercially reasonable efforts to file the FCC Applications at such times and in such manner consistent with the principles set forth on Schedule C. The Parties shall cooperate in the diligent submission of any additional information requested by the FCC with respect to the FCC Applications and, subject to the terms and conditions of this Agreement, will use their respective commercially reasonable efforts to take all steps necessary and proper to obtain the FCC Consents.
(b)At such time or times as the Parties agree in good faith (with a view to consummating each Closing as promptly as practicable after the Final Order Condition is satisfied with respect to such Closing and prior to the End Date), but in no event later than five (5) Business Days after the FCC Consents for the Licenses subject to such Closing shall have been obtained, the Parties shall prepare and file with the FTC and the DOJ the notifications required pursuant to the HSR Act with respect to the transactions contemplated by this Agreement with respect to such Licenses, including any documents required to be filed in connection therewith (each, an “HSR Notice”). The Parties shall use their respective commercially reasonable efforts to obtain, and each HSR Notice shall specifically request, early termination of the waiting period prescribed by the HSR Act (if the FTC and the DOJ are accepting such requests at such time). The Parties shall cooperate in the diligent submission of any supplemental information requested by the FTC or the DOJ with respect to each HSR Notice.
(c)To the extent permitted by applicable Law, each Party shall, and shall cause its Affiliates to, use their respective commercially reasonable efforts to cooperate with the other Party in connection with the making of all filings and the obtaining of all approvals referred to in this Section 5.4, including by using their respective commercially reasonable efforts in connection with (i) providing copies of all such filings and attachments to the non-filing Party, (ii) furnishing all information required for all such filings, (iii) promptly keeping the other Party informed in all material respects of any material communication received by such Party or its Affiliates from, or given by such Party or its Affiliates to, any Governmental Authority relating to the approval of the transactions contemplated hereby and of any material communication received or given in connection with any proceeding by a private party relating to the approval of the transactions contemplated hereby by any Governmental Authority, and (iv) permitting the other Party to review in advance any material communication delivered to, and consulting with the other Party in advance of any meeting or conference with, any Governmental Authority relating to the transactions contemplated hereby or in connection with any filings by a private party relating to the approval of the transactions contemplated hereby by any Governmental Authority. To the extent practicable under the circumstances, no Party or its Affiliates shall participate in any meeting or discussion expected to address substantive matters related to the transactions contemplated hereby, either in person or by telephone (or otherwise remotely), with any Governmental Authority in connection with the proposed transaction unless, to the extent not prohibited by such Governmental Authority, it gives the other Party the opportunity to attend and observe. The Parties shall advise each other promptly in respect of any understandings, undertakings or agreements (oral or written) that any of them proposes to make or enter into with the FTC, the DOJ or any other Governmental Authority in connection with the transactions contemplated hereby. To the extent that confidential information of any Party is required or requested to be filed with any Governmental Authority, the Party submitting such information shall, prior to such disclosure, (A) notify the Party whose confidential information is to be disclosed, and (B) together with the Party whose information is to be disclosed, seek and use commercially reasonable efforts to secure confidential treatment of such information pursuant to the applicable protective order or other confidentiality procedures of such Governmental Authority.
(d)Except as otherwise specified on Schedule D, (i) in the event that at any time after the date hereof any of the T-Mobile Parties or their Affiliates enters into any transaction that includes Low-Band Licenses that would have the effect of causing the T-Mobile Parties or their Affiliates to exceed the screen for Low-Band Licenses under applicable FCC Rules in an applicable market (or to increase their attribution in a market where the T-Mobile Parties or their Affiliates already exceed such screen), the T-Mobile Parties and their Affiliates shall use their commercially reasonable efforts to eliminate or otherwise mitigate as fully as possible any resulting adverse effect that would reasonably be expected to materially delay, prevent or otherwise impede the receipt of any regulatory approvals necessary to effect the transactions contemplated hereby; provided that nothing in this Section 5.4 or otherwise in this Agreement (except as otherwise specified on Schedule D) shall prevent or limit in any way, or impose any obligation with respect to, or impose any condition upon, the right or ability of a T-Mobile Party or any of its Affiliates to enter into a spectrum auction or acquire spectrum at auction, or to acquire spectrum, in each case, that is not a Low-Band License or outside of the geographic markets in Schedule A, and (ii) notwithstanding the foregoing or anything to the contrary in this Section 5.4 or otherwise in this Agreement, in no event shall either T-Mobile Party or any of its Affiliates be required to divest any asset or business, refrain from acquiring any Low-Band Licenses or other assets with respect to which either T-Mobile Party or any of its Affiliates is attributed ownership under FCC Rules as of the date of this Agreement, or accept any Burdensome Condition, in each case, in connection with the pursuit of the FCC Consents, the expiration or early termination (if applicable) of the waiting period under the HSR Act or otherwise in connection with this Agreement or the transactions contemplated hereby.
(e)Nothing in this Section 5.4 or otherwise in this Agreement shall prevent or limit in any way, or impose any obligation with respect to, or impose any condition upon, the right or ability of a Comcast Party or any of its Affiliates to enter into a spectrum license auction or acquire spectrum licenses at auction, or to acquire, sell, lease or take any other action with respect to spectrum licenses (in each case, but without limiting actions Comcast is permitted to take under Section 5.3(b) or Schedule E, except with respect to the obligations of the Comcast Parties and its Affiliates under this Agreement and the Lease with respect to the Licenses). Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, in no event shall either Comcast Party or any of its Affiliates be required to divest any asset or business, refrain from acquiring, selling, or leasing any Low-Band Licenses or other assets with respect to which either Comcast Party or any of its Affiliates is attributed ownership under FCC Rules as of the date of this Agreement, alter any of its businesses, accept any condition that is adverse to any of its business operations (other than any such conditions that are both de minimis and administrative in nature) or take any other action with respect to its businesses, in each case, in connection with the pursuit of the FCC Consents, the expiration or early termination (if applicable) of the waiting period under the HSR Act or otherwise in connection with this Agreement or the transactions contemplated hereby (except for conditions on the Licenses that will only be in effect upon the Closing with respect to the applicable Licenses).

Section 5.5Withholding
The T-Mobile Parties (and their respective agents) shall be entitled to deduct and withhold from the amounts payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax Law; provided that the Comcast Parties shall be entitled to any refund of such amounts received with respect to any pre-Closing period. The T-Mobile Parties shall consult in good faith with the Comcast Parties in determining whether any such deduction or withholding is required and shall provide at least ten (10) Business Days’ prior notice to any Closing to the Comcast Parties of its intent to make such deduction or withholding. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. The applicable withholding agent will promptly pay or cause to be paid any amounts withheld pursuant to this Section 5.5 for applicable Taxes to the appropriate Governmental Authority.
ARTICLE 6
CONDITIONS TO CLOSING
Section 6.1Conditions to the Obligations of the T-Mobile Parties
The obligation of the T-Mobile Parties to consummate the transactions contemplated by this Agreement with respect to one or more of the Licenses is subject to the satisfaction on or prior to each applicable Closing Date of each of the following conditions with respect to such Licenses, unless waived in writing by T-Mobile:
(a)The FCC Consents with respect to such Licenses shall have been obtained by one or more FCC Orders, each of which shall have become a Final Order, free of any Burdensome Condition (the “Final Order Condition”).
(b)Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement with respect to such Licenses shall have expired or been terminated.
(c)No Law, award, order, writ, decree, injunction or judgment by any arbitrator or Governmental Authority shall be in effect that enjoins or prohibits the consummation of the transactions contemplated hereby with respect to such Licenses.
(d)Except for the T-Mobile Parties’ operations authorized by the FCC under the Lease, the Comcast Parties shall have discontinued or will at the applicable Closing discontinue all of their operations on and uses of the spectrum covered by such Licenses.
(e)With respect to such Licenses, (i) all of the Fundamental Representations of the Comcast Parties (other than those contained in Section 3.6(i)) shall be true and correct in all material respects on the applicable Closing Date as if made on such Closing Date, disregarding materiality qualifiers therein (except where such representation or warranty speaks as of a specific date), and (ii) all of the other representations and warranties of the Comcast Parties contained in this Agreement (including, for the avoidance of doubt, those contained in Section 3.6(i)) shall be true and correct on the applicable Closing Date as if made on such Closing Date (except where such representation or warranty speaks as of a specific date), without regard to materiality qualifiers contained in such representations and warranties, in the case of this clause (ii), with only such exceptions as have not had a material adverse effect on such Licenses (taken as a whole), the use thereof or the ability of the Comcast Parties to consummate the transactions contemplated hereby.
(f)With respect to such Licenses, the Comcast Parties shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by any of them prior to or at such Closing.
(g)T-Mobile shall receive at the applicable Closing a certificate from the Comcast Parties, dated as of the Closing Date, certifying that the conditions specified in Section 6.1(e) and Section 6.1(f) have been fulfilled with respect to the applicable Closing.
(h)Each Comcast Party or its applicable direct or indirect parent entity (if such Comcast Party or one or more of its direct or indirect parent companies are disregarded entities for Tax purposes) shall have delivered to the T-Mobile Parties a duly completed and executed Form W-9 or such other documentation reasonably satisfactory to T-Mobile to confirm that no withholding is required with respect to the payments to be made at such Closing pursuant to Section 2.1.
(i)The T-Mobile Parties shall receive at the applicable Closing an Instrument of Assignment with respect to such Licenses, duly executed by the applicable Comcast Parties.
Section 6.2Conditions to the Obligations of the Comcast Parties
The obligation of the Comcast Parties to consummate the transactions contemplated by this Agreement with respect to one or more of the Licenses is subject to the satisfaction on or prior to each applicable Closing Date of each of the following conditions with respect to such Licenses, unless waived in writing by Comcast:
(a)The FCC Consents with respect to such Licenses shall have been obtained by one or more FCC Orders, each of which shall have become a Final Order, free of any conditions on the Comcast Parties and their Affiliates except for conditions (x) on such Licenses that will only be in effect upon the Closing with respect to such Licenses or (y) that are both de minimis and administrative in nature.
(b)Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement with respect to such Licenses shall have expired or been terminated.
(c)No Law, award, order, writ, decree, injunction or judgment by any arbitrator or Governmental Authority shall be in effect that enjoins or prohibits the consummation of the transactions contemplated hereby with respect to such Licenses.
(d)With respect to such Licenses, (i) all of the Fundamental Representations of the T-Mobile Parties shall be true and correct in all material respects on the applicable Closing Date as if made on such Closing Date, disregarding materiality qualifiers therein (except where such representation or warranty speaks as of a specific date), and (ii) all of the other representations and warranties of the T-Mobile Parties contained in this Agreement shall be true and correct on the applicable Closing Date as if made on such Closing Date (except where such representation or warranty speaks as of a specific date), without regard to materiality qualifiers contained in such representations and warranties, in the case of this clause (ii), with only such exceptions as have not had a material adverse effect on the ability of the T-Mobile Parties to consummate the transactions contemplated hereby.

(e)With respect to such Licenses, the T-Mobile Parties shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by any of them prior to or at such Closing.
(f)The Comcast Parties shall have received a certificate from the T-Mobile Parties, dated as of the Closing Date, certifying that the conditions specified in Section 6.2(d) and Section 6.2(e) have been fulfilled with respect to the applicable Closing.
(g)The Comcast Parties shall receive at the applicable Closing an Instrument of Assignment with respect to such Licenses, duly executed by the applicable T-Mobile Parties.
ARTICLE 7
TERMINATION
Section 7.1Termination
(a)This Agreement may be terminated with respect to one or more of the Licenses before the final Closing Date hereunder, only as follows and only with respect to one or more Licenses with respect to which the transactions contemplated hereby have not been consummated:
(i)by mutual written consent of the Parties;
(ii)by T-Mobile, by written notice to Comcast, at any time if, with respect to such Licenses, (A) any of a Comcast Party’s representations and warranties contained in this Agreement fails to be true and correct as of the applicable Closing Date, and such failure would result in the failure of the Comcast Parties to meet the conditions set forth in Section 6.1(e), or (B) a Comcast Party fails to comply with any of its covenants or obligations set forth herein, and such failure to comply would result in the failure of the condition set forth in Section 6.1(f); provided that T-Mobile shall have given the Comcast Parties written notice of such failure, such Comcast Party shall not have cured such failure (if curable) within thirty (30) days after receipt of such notice, and the T-Mobile Parties are not then in material breach of this Agreement;
(iii)by Comcast, by written notice to T-Mobile, at any time if, with respect to such Licenses, (A) any of the T-Mobile Parties’ representations and warranties contained in this Agreement fails to be true and correct as of the applicable Closing Date, and such failure would result in the failure of the T-Mobile Parties to meet the conditions set forth in Section 6.2(d), or (B) the T-Mobile Parties fail to comply with any of their covenants or obligations set forth herein, and such failure to comply would result in the failure of the condition set forth in Section 6.2(e); provided that the Comcast Parties shall have given the T-Mobile Parties written notice of such failure, the T-Mobile Parties shall not have cured such failure (if curable) within thirty (30) days after receipt of such notice, and the Comcast Parties are not then in material breach of this Agreement;
(iv)by either Party, by written notice to the other Party, if (A) the applicable Closing does not occur by (1) April 12, 2029 or (2) with respect to any Closing pursuant to Schedule D, the date that is twenty-four (24) months after the applicable FCC Application is filed (as applicable, the “End Date”), and (B) the failure of such Closing to occur by such date does not result in whole or in part from a breach by such Party or any of its Affiliates of their respective obligations hereunder or under the Lease;

(v)by either Party, by written notice to the other Party, if the consummation of the transactions contemplated hereby with respect to such Licenses shall be prohibited by a final, non-appealable order, decree or injunction of a court of competent jurisdiction or of the FCC, the DOJ or the FTC, or if the FCC designates for hearing the FCC Application with respect to such Licenses;
(vi)automatically, with respect to any such License for which the Lease has been terminated; provided that, if such termination is pursuant to Section 7(d)(vii) of the Lease and the Lease is ultimately reinstated with respect to such Licenses, such termination of this Agreement shall immediately become null and void; or
(vii)automatically, with respect to any Part 1 License, at the time Comcast License delivers a notice of termination of the Lease pursuant to Section 7(d)(iii) of the Lease, as described in Section 2.1(c).
(b)In the event of the termination of this Agreement with respect to one or more of the Licenses pursuant to the provisions of Section 7.1(a), this Agreement shall become void and have no effect, without any liability on the part of any of the Parties or their partners, shareholders, members, directors or officers in respect of this Agreement, in each case, solely with respect to such Licenses, and each such License shall automatically be removed from Schedule A and shall cease to be a “License” for all purposes of this Agreement (including that it will not be transferred hereunder and no portion of the Applicable Purchase Price will be paid with respect thereto); provided that (i) the Parties shall cooperate in good faith to withdraw the FCC Applications (or portions thereof) applicable to such Licenses, (ii) nothing herein shall relieve any Party from any Losses resulting from or arising out of any willful and knowing material breach by such Party of this Agreement (it being agreed that the T-Mobile Parties’ or the Comcast Parties’ failure to consummate the transactions contemplated herein pursuant to the terms hereof shall constitute a willful and knowing material breach), (iii) this Section 7.1(b), Section 5.2 and Article 9 shall survive termination of this Agreement for any reason (it being understood that the survival of Section 9.11 shall not preclude a Party’s expenses from being included in damages for a breach of this Agreement by the other Party) and (iv) this Agreement shall remain in full force and effect with respect to the Licenses not subject to such termination. The Parties acknowledge that the failure of a condition set forth in Article 6 or termination of this Agreement with respect to one License will not limit the obligations of the Parties with respect to any other License.
ARTICLE 8
SURVIVAL AND INDEMNIFICATION
Section 8.1Survival
The representations and warranties made by the Parties in Sections 3.1, 3.2, 3.3, 3.4(c), 3.6(a), 3.6(e), 3.6(i) and 3.8 and Sections 4.1, 4.2, 4.3, 4.4(c), and 4.8 (such representations and warranties, the “Fundamental Representations”) shall survive for a period of six (6) years after the applicable Closing with respect to the Licenses subject to such Closing. All other representations and warranties made by the Parties in this Agreement and all covenants and agreements to be performed prior to a Closing Date shall survive for a period of twelve (12) months after the applicable Closing with respect to the Licenses subject to such Closing. All covenants and agreements to be performed after a Closing Date shall survive such Closing and continue in full force and effect until the full performance thereof or as otherwise provided herein. Any claim by a Party based upon breach of any such representation or warranty made pursuant to Section 8.2 or otherwise must be submitted to the other Party prior to the expiration of the applicable survival period, in which case such claim shall survive until fully-resolved and satisfied in accordance with such resolution. It is the express intent of the Parties to modify the applicable statute of limitations to the extent set forth in this Section 8.1.
Section 8.2General Indemnification Obligation
(a)From and after each Closing, each Party (the “Indemnifying Party”) agrees to indemnify, hold harmless and reimburse the other Party (i.e., each of the T-Mobile Parties or the Comcast Parties, as the case may be) and its Affiliates, and its and their respective shareholders, partners, directors, officers, members, managers, agents, employees, successors and assigns (each, an “Indemnified Party”) against and in respect of any and all damages, losses, deficiencies, liabilities, assessments, fines, judgments, costs and other expenses (including reasonable legal fees and expenses and reasonable expenses of investigation) (“Losses”) incurred or suffered by any Indemnified Party, whether such Losses relate to claims, actions or causes of action asserted by any Indemnified Party against the Indemnifying Party or asserted by third parties, that result from, relate to or arise out of the following, in each case, as it relates to the Licenses subject to such Closing:
(i)any inaccuracy in or breach of the representations and warranties made by the Indemnifying Party herein or in any certificate delivered by the Indemnifying Party at such Closing; or
(ii)any nonfulfillment or breach by the Indemnifying Party of any of the covenants or agreements made by the Indemnifying Party herein.
(b)From and after each Closing, each Comcast Party as Indemnifying Party agrees to indemnify, hold harmless and reimburse the T-Mobile Parties and their Affiliates, and the T-Mobile Parties’ and their Affiliates’ respective shareholders, partners, directors, officers, agents, employees, successors and assigns, as Indemnified Parties, against and in respect of any and all Losses incurred or suffered by any such Indemnified Party that result from, relate to or arise out of: (i) the ownership and use by such Comcast Party or its Affiliates of the Licenses subject to such Closing prior to such Closing; or (ii) any Liabilities of a Comcast Party or any of its Affiliates relating to such Licenses, unless separately assumed or transferred or subject to indemnification by the T-Mobile Parties and their Affiliates pursuant to an agreement unrelated to this Agreement, in each case, excluding Losses arising from or in connection with (x) the Lease or the use or operation of the Licenses by T-Mobile License or its Affiliates thereunder or under any emergency special temporary authorization granted by the FCC or (y) the Assumed Liabilities.
(c)From and after each Closing, the T-Mobile Parties as Indemnifying Party agree to indemnify, hold harmless and reimburse each Comcast Party and its Affiliates, and such Comcast Party’s and its Affiliates’ respective shareholders, partners, directors, officers, members, managers, agents, employees, successors and assigns, as Indemnified Parties, against and in respect of any and all Losses incurred or suffered by any such Indemnified Party that result from, relate to or arise out of: (i) the ownership and use by T-Mobile License or other T-Mobile Affiliates of the Licenses subject to such Closing after such Closing; or (ii) any Liabilities of a T-Mobile Party or any of its Affiliates relating to such Licenses, including the Assumed Liabilities, unless separately assumed or transferred or subject to indemnification by the Comcast Parties and their Affiliates pursuant to an agreement unrelated to this Agreement.
Section 8.3Limitations
(a)No Indemnifying Party shall have any obligation to indemnify any Indemnified Party against any Losses pursuant to Section 8.2(a)(i) (other than with respect to inaccuracies in or breaches of an Indemnifying Party’s Fundamental Representations) unless and until (i) any such Losses arising out of a single set of (or series of related) facts and circumstances exceeds $50,000, and (ii) the aggregate amount of all such Losses of the Indemnified Parties with respect to a License exceeds the amount that is one percent (1%) of the amount set forth in the “Purchase Price Allocation” column on Schedule A in respect of such License, and, in the case of either clause (i) or clause (ii), such Indemnifying Party shall only be liable to the Indemnified Parties for Losses in excess of each such threshold. The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.2(a)(i) (other than with respect to inaccuracies in or breaches of an Indemnifying Party’s Fundamental Representations) with respect to a License shall not exceed the amount that is ten percent (10%) of the amount set forth in the “Purchase Price Allocation” column on Schedule A in respect of such License. In no event shall the aggregate liability of either the Comcast Parties or the T-Mobile Parties for any Losses pursuant to Section 8.2(a) exceed the aggregate amount paid to the Comcast Parties hereunder with respect to the specific Licenses that are the subject of the breaches that gives rise to such Losses.
(b)For all purposes of this Article 8, including whether or not any inaccuracy in or breach of any representation or warranty has occurred and the amount of Losses resulting from, relating to or arising out of any such inaccuracy or breach, any materiality, material adverse effect or other similar qualification contained in or otherwise applicable to such representation or warranty shall be disregarded.
(c)Notwithstanding any other provisions of this Agreement (but without limiting Section 8.6), in no event shall any Party be liable for any Losses under this Article 8 that are exemplary or punitive, or otherwise not constituting actual direct Losses, regardless of the theory of recovery; provided that this Section 8.3(c) shall not apply to any damages actually paid to third parties pursuant to a final judicial order.
(d)Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Losses indemnifiable under this Article 8 upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Losses (it being understood that reasonable costs incurred in furtherance thereof shall, subject to the terms, conditions and limitations herein, constitute indemnifiable Losses to the extent such costs mitigate such Losses). The amount of any Losses for which an Indemnified Party claims indemnification under this Agreement shall be reduced by: (i) any insurance proceeds actually received by the Indemnified Party with respect to such Losses (net of any increases in premiums or other costs attributable thereto); and (ii) any indemnification or reimbursement payments actually received by the Indemnified Party from third parties (other than insurers) with respect to such Losses (net of any costs attributable thereto).
(e)Each Party acknowledges and agrees that the Licenses are unique and that, prior to each Closing, remedies at law, including monetary damages, will be inadequate in the event of a breach by it in the performance of its obligations under this Agreement with respect to the Licenses subject to such Closing. Accordingly, each Party agrees that in the event of any such breach, the other Party shall be entitled to a decree of specific performance pursuant to which such Party is ordered to affirmatively carry out its pre-Closing and Closing obligations under this Agreement with respect to such Licenses, subject to the conditions of this Agreement. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by either Party, and each Party expressly reserves any and all rights and remedies available to it at law or in equity in the event of any breach or default by the other Party under this Agreement.

Section 8.4Indemnification Procedures
(a)Any party seeking indemnification pursuant to this Article 8 shall promptly notify in writing (in accordance with the provisions of Section 9.5) (a “Claim Notice”) the other party or parties from whom such indemnification is sought of a third party’s assertion of any claim with respect to which the indemnification provisions set forth in this Article 8 relate, providing in reasonable detail the facts giving rise to such claim, a statement of the Indemnified Party’s Losses to the extent then known, and an estimate of the amount of Losses that the Indemnified Party reasonably anticipates it will suffer or incur, provided, however, that no delay on the part of the Indemnified Party in giving the Claim Notice shall relieve the Indemnifying Party from any obligation hereunder unless (and solely to the extent) the Indemnifying Party is prejudiced thereby.
(b)Upon receipt of a Claim Notice, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within twenty (20) Business Days after its receipt of any Claim Notice, to undertake the control and defense of such claim if the Indemnifying Party acknowledges in writing that, based on the facts set forth in the applicable Claim Notice, the Indemnifying Party would have an indemnification obligation for Losses arising out of the applicable third-party claim (subject to the terms, conditions and limitations herein); provided, however, that (x) the Indemnifying Party shall consult with the Indemnified Party in good faith relating to the defense of such claim; and (y) the Indemnifying Party shall not have the right to assume the defense of any portion of such claim that is criminal in nature or seeks non-de minimis injunctive relief. If the Indemnifying Party has undertaken the defense of any such claim, the Indemnifying Party may not agree to any settlement or compromise of such claim without the prior written consent of the Indemnified Party unless (i) in connection with such settlement or compromise, the Indemnifying Party acknowledges in writing its obligation to pay in full the amount of the settlement or compromise and all associated expenses (notwithstanding any of the limitations in this Article 8 to the contrary), (ii) the settlement or compromise does not involve anything but the one-time payment of money, and (iii) the Indemnifying Party obtains, at no cost to the Indemnified Party, a release executed and delivered by the claiming third party or parties of all claims against the Indemnified Party and its Affiliates in connection with the applicable claim. Subject to the foregoing, if the Indemnified Party has undertaken the defense of any such claim, the Indemnified Party may not agree to any settlement or compromise of such claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed); provided that such consent shall not be required if (x) the settlement or compromise does not involve anything but the one-time payment of money for which the Indemnified Party shall be solely responsible (and in respect of which the Indemnified Party waives all claims against the Indemnifying Party and its Affiliates), and (y) the Indemnified Party obtains, at no cost to the Indemnifying Party, a release executed and delivered by the claiming third party or parties of all claims against the Indemnifying Party and its Affiliates in connection with the applicable claims. In no event shall the party that has undertaken the defense of any such claim in accordance with the foregoing be required to agree to any settlement or compromise of any such claim.
(c)In the event an Indemnified Party has a claim against the Indemnifying Party hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall promptly send a Claim Notice with respect to such claim to the Indemnifying Party.
(d)The failure of the Indemnified Party to give the Indemnifying Party a Claim Notice in accordance with the requirements of this Article 8 shall not relieve the Indemnifying Party from any liability in respect of such claim, demand or action under this Article 8, except to the extent of any prejudice or damages to the Indemnifying Party as a result thereof.

Section 8.5Treatment of Payments
Any payment made pursuant to the indemnification obligations arising under Section 8.2 shall be treated as an adjustment to the Applicable Purchase Price to the extent permitted under applicable Law.
Section 8.6Exclusive Remedy
Following each Closing, the Parties acknowledge and agree that the indemnification rights of the Parties and their Affiliates under this Article 8 are their exclusive remedy with respect to any and all claims arising out of or in relation to this Agreement and the Transaction Documents, in each case, as it relates to the Licenses subject to such Closing; provided that nothing in this Article 8 or otherwise in this Agreement shall limit any Party’s equitable remedies or any Party’s rights or remedies based on actual and intentional fraud under New York law (or, for the avoidance of doubt, any Losses payable in accordance with Section 7.1(b)).
ARTICLE 9
MISCELLANEOUS
Section 9.1Assignment
(a)This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. The rights and obligations of a Party under this Agreement shall not be assignable by such Party without the written consent of the other Party, except as otherwise provided in this Section 9.1 and Schedule E.
(b)T-Mobile License may assign all or a portion of its rights hereunder to receive any of the Licenses to one or more Affiliates of T-Mobile or any successor to all or substantially all of T-Mobile’s business by way of merger, consolidation, liquidation, purchase of assets of T-Mobile or other form of acquisition or other form of reorganization; provided that, (i) the T-Mobile Parties furnish the Comcast Parties with reasonably satisfactory assurance of performance of this Agreement by such assignee, transferee or delegee, (ii) the assignment, transfer or delegation would not reasonably be expected to prevent or delay by more than an immaterial period of time the FCC’s approval of the transactions contemplated hereby or the expiration or termination of the waiting period under the HSR Act, and (iii) no such assignment, transfer or delegation shall relieve either of the T-Mobile Parties or any successor in interest of either of the T-Mobile Parties of any of its obligations to the Comcast Parties hereunder. After giving effect to such assignment, such assignee shall be a “T-Mobile Party” for purposes of this Agreement.
Section 9.2Further Assurances
Each Party will cooperate with the other Party and execute and deliver to the other Party such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other Party as necessary to carry out, evidence and confirm the intended purposes of this Agreement.
Section 9.3Entire Agreement; Amendment
(a)This Agreement, including its Schedules and Exhibits, which are specifically incorporated herein, together with the other Transaction Documents and the NDA, set forth the entire understanding of the Parties with respect to the transactions contemplated hereby and supersede any and all previous agreements and understandings, oral or written, between or among the Parties regarding the transactions contemplated hereby.
(b)This Agreement shall not be amended or modified except by written instrument duly executed by each of the Parties.
Section 9.4Waiver
No waiver of any term or provision of this Agreement shall be effective unless in writing, signed by the Party against whom enforcement of the same is sought. The grant of a waiver in one instance does not constitute a continuing waiver in all similar instances. No failure by any Party to exercise, and no delay by any Party in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof.
Section 9.5Notices
Any notice, request, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by registered or certified mail or by Federal Express or other overnight mail service, postage prepaid, or by e-mail (with written confirmation of receipt, other than by means of automatically-generated reply), as follows:
    If to the T-Mobile Parties (or any of them), to:
T-Mobile USA, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Attention: General Counsel
E-mail: Mark.Nelson@T-Mobile.com

with a required copy (which shall not itself constitute proper notice) to:

T-Mobile USA, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Attention: Senior Vice President, Corporate Strategy & Development
E-mail: Peter.Ewens@T-Mobile.com

and

DLA Piper LLP (US)
500 8th Street NW
Washington, DC 20004
Attention: Nancy Victory and Marc Samuel
Email: nancy.victory@us.dlapiper.com and marc.samuel@us.dlapiper.com

    If to the Comcast Parties, to:
        Comcast Corporation
        One Comcast Center
1701 John F. Kennedy Blvd.
Philadelphia, PA 19103-2838
        Attention: Chief Legal Officer
        Email: corporate_legal@comcast.com

        with a required copy (which shall not itself constitute proper notice) to:
        Davis Polk & Wardwell LLP
        450 Lexington Avenue
        New York, NY 10017
        Attention: Brian Wolfe
        Email: brian.wolfe@davispolk.com

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered.
Section 9.6Governing Law; Submission to Jurisdiction; Waiver of Jury Trial
This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York without reference to any of its choice of law rules that would cause the laws of any other jurisdiction to apply. In connection with any controversy arising out of or related to this Agreement, the Parties hereby irrevocably consent to the jurisdiction of the United States District Court for the Southern District of New York, if a basis for federal court jurisdiction is present, and, otherwise, in the state courts of the State of New York. Each of the Parties irrevocably consents to service of process out of the aforementioned courts and waives any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or in connection with this Agreement brought in the aforementioned courts and hereby further irrevocably waives and agrees not to plead or claim in such courts that any such action or proceeding brought in such courts has been brought in an inconvenient forum. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.6.
Section 9.7No Benefit to Others
The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties and, in the case of Article 8, the other Indemnified Parties, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other Persons.

Section 9.8United States Dollars; Headings, Gender, “Person,” and “including”
All references herein to “$” or “Dollars” are to United States Dollars. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise specified, any reference herein to a Section, Article, Schedule or Exhibit shall be a reference to such Section or Article of, or Schedule or Exhibit to, this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a “Person” herein shall include an individual, firm, corporation, partnership, limited liability company, trust, Governmental Authority or body, association, unincorporated organization or any other entity. Whenever used in this Agreement, the word “including,” and variations thereof, even when not modified by the phrase “but not limited to” or “without limitation,” shall not be construed to imply any limitation and shall mean “including but not limited to.” In the event that an obligation or period hereunder falls or expires on a day that is not a Business Day, such date for performance or period shall be extended to the next Business Day.
Section 9.9Severability
Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. Moreover, the Parties agree that the invalid or unenforceable provision shall be enforced to the maximum extent permitted by law in accordance with the intention of the Parties as expressed by such provision.
Section 9.10Counterparts and Electronic Signatures
This Agreement may be executed in any number of counterparts and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by all of the Parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. The Parties intend to sign and deliver this Agreement by electronic transmission. Each Party agrees that the delivery of this Agreement by electronic transmission shall have the same force and effect as delivery of original signatures and that each Party may use such signatures as evidence of the execution and delivery of this Agreement by all Parties to the same extent that an original signature could be used.
Section 9.11Expenses
Except as otherwise expressly provided in this Agreement, including this Section 9.11, each Party shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby. The T-Mobile Parties, on the one hand, and the Comcast Parties, on the other hand, each shall pay fifty percent (50%) of the total filing and application fees in connection with the FCC Consents and the HSR Notices, and each Party shall bear its own other expenses incurred in connection with each such filing described in this sentence. This Section shall survive termination of this Agreement, and shall apply irrespective of whether the Closing occurs, except as provided in Section 7.1(b).

Section 9.12Construction of “License”
Notwithstanding anything herein to the contrary, unless the context otherwise requires, all representations, warranties, covenants and agreements contained herein that are specified to apply to a “License” shall be deemed to be made both with respect to such license taken as a whole and with respect to any portion of such license. For example, and without limiting the generality of the foregoing, a representation by a Comcast Party that no event has occurred that permits revocation of a “License” would be deemed to include a representation that no event has occurred that permits revocation of any portion of such License.
Section 9.13Guaranty
    Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Comcast Parties the due and punctual performance and discharge of all obligations of the T-Mobile Parties under this Agreement, as if Guarantor were a direct party hereto (collectively, the “Guaranteed Obligations”). Such guaranty shall be construed as an unconditional, absolute and continuing guaranty. In the event the T-Mobile Parties fail to discharge any of the Guaranteed Obligations when required, the Comcast Parties may at any time and from time to time, at such Person’s option, take any and all actions available hereunder to enforce Guarantor’s obligations with respect to the Guaranteed Obligations. In connection with the foregoing guaranty, Guarantor hereby waives notice of acceptance hereof and of the Guaranteed Obligations, presentment, demand for payment, protest and notice of protest. Notwithstanding the foregoing, Guarantor reserves all defenses that the T-Mobile Parties may be entitled to under this Agreement or otherwise.
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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

T-MOBILE USA, INC.	COMCAST CORPORATION

By: /s/ Peter Osvaldik	By: /s/ Jason Armstrong
Name: Peter Osvaldik	Name: Jason Armstrong
Title: Chief Financial Officer	Title: Chief Financial Officer & Treasurer

T-MOBILE LICENSE LLC	COMCAST OTR1, LLC

By: /s/ Peter Osvaldik	By: /s/ Jason Armstrong
Name: Peter Osvaldik	Name: Jason Armstrong
Title: Chief Financial Officer	Title: Chief Financial Officer & Treasurer

T-MOBILE US, INC.,
solely for the purposes of Section 9.13

By: /s/ Peter Osvaldik
Name: Peter Osvaldik
Title: Chief Financial Officer